EXHIBIT 99

Press Release October 28, 2004

WACHOVIA AND SOUTHTRUST ANNOUNCE SHAREHOLDER MERGER APPROVAL

CHARLOTTE, N.C., AND BIRMINGHAM, ALA. – Wachovia Corporation (NYSE: WB) and SouthTrust Corporation (NASDAQ: SOTR) announced today that the shareholders of both companies approved their merger.

“We are delighted that shareholders of both companies agree that the SouthTrust/Wachovia combination will provide superior growth and long-term value to shareholders, customers, employees and our communities,” said Ken Thompson, chairman, president and chief executive officer.

“We received overwhelming support from our shareholders today and we are delighted with their enthusiasm,” said Wallace Malone, chairman and CEO of SouthTrust. “Our shareholders will now be shareholders in Wachovia, a wonderful and high performing company. We are looking forward to a great future.”

SouthTrust and Wachovia announced their intention to merge in June 2004. The deal is expected to close on or about Nov. 1.

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Wachovia Corporation (NYSE:WB) is one of the largest providers of financial services to retail, brokerage and corporate customers, with retail operations from Connecticut to Florida and retail brokerage operations nationwide. Wachovia had assets of $436.7 billion, market capitalization of $61.4 billion and stockholders’ equity of $33.9 billion at September 30, 2004. Its four core businesses, the General Bank, Capital Management, Wealth Management, and the Corporate and Investment Bank, serve 12 million client relationships (including households and businesses), primarily in 11 states and Washington, D.C. Its full-service retail brokerage firm, Wachovia Securities, LLC, serves clients in 49 states. Global services are offered through 33 international offices. Online banking and brokerage products and services also are available through Wachovia.com.

SouthTrust Corporation (www.southtrust.com) is a $53.8 billion regional bank holding company with headquarters in Birmingham, Ala. SouthTrust operates 741 banking and loan offices and 913 ATMs in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Texas and Virginia. The company offers a complete line of banking and other related financial services to commercial and retail customers. SouthTrust is a Forbes Platinum 400 company that trades on the NASDAQ Stock Market under the symbol SOTR. The company is listed on the S&P 500 index and the Keefe, Bruyette & Woods BKX Index.

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Investors seeking further information should contact Wachovia Investor Relations: Alice Lehman at 704-374-4139; or SouthTrust Investor Relations: Bill Prater at 205-254-5187. Media seeking further information should contact Wachovia Corporate Media Relations: Mary Eshet at 704-383-7777 or Christy Phillips at 704-383-8178; or SouthTrust Corporate Communications: David M. Oliver, 205-667-5429 or the media relations office at 205-667-5469.